Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”), dated as of February 3, 2021 (the “Agreement Date”), is made between and among Michael A. Cawley, Julie H. Edwards, Gordon T. Hall, Jon A. Marshall, James A. MacLennan, Mary P. Ricciardello, Julie J. Robertson, and David Williams (collectively, the “D&O Defendants”), Noble Corporation plc (“Noble”), and the Paragon Litigation Trust (the “Trust”). These entities will be referred to collectively as the “Parties,” and individually as a “Party.”

WHEREAS, on August 1, 2014, Noble completed the spin-off of certain of its standard specification drilling rigs and related historical liabilities to Paragon Offshore plc (the “Spin-Off”);

WHEREAS, the Trust brought claims in the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”) in an action styled Paragon Litigation Trust v. Noble Corporation plc, et al., Adv. Proc. No. 17-51882 (the “Action”), asserting (i) claims against Noble and certain of its affiliates for actual and constructive fraudulent transfer, debt recharacterization, and unjust enrichment; and (ii) claims against the D&O Defendants for breach of fiduciary duty and aiding and abetting breach of fiduciary duty, all of which are subject to indemnification agreements with Noble;

WHEREAS, the D&O Defendants deny the allegations asserted against them in the Action;

WHEREAS, on July 31, 2020, Noble and certain of its affiliates (the “Debtors”) filed voluntary petitions under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Texas Bankruptcy Court”);

WHEREAS, this Agreement is the result of the Parties’ good faith efforts to mediate their disputes, which were led by former bankruptcy judge Kevin Gross serving as mediator;

WHEREAS, the Trust and the Debtors have fully and finally settled the disputes among them in the Action on the terms set forth in the settlement agreement between them dated September 23, 2020 (the “Corporate Defendants’ Settlement Agreement”);

WHEREAS, the Debtors received approval from the Texas Bankruptcy Court of their entry into the Corporate Defendants’ Settlement Agreement on October 9, 2020;

WHEREAS, the Trust and the D&O Defendants desire to fully and finally settle the disputes among them in the Action on the terms set forth in this Agreement;

WHEREAS, the Parties have reached a global settlement of all claims asserted by the Trust in the Action and wish to reflect in this Agreement the terms of that global settlement, including the total consideration paid to the Trust for the dismissal of all claims in the Action;

WHEREAS, the Trust will seek approval by the Delaware Bankruptcy Court of its entry into this Agreement (the “Settlement Approval Motion”);

WHEREAS, Noble will seek from the Texas Bankruptcy Court a modification of the automatic stay to allow for the payment of insurance proceeds as contemplated hereunder (the “Motion for Relief”);

NOW THEREFORE, in exchange for certain consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions.

1.1.	“Approval Order” shall mean the order issued by the Delaware Bankruptcy Court granting the Settlement Approval Motion in form and substance acceptable to the Trust, Noble and the D&O Defendants.

1.2.

“Claims” shall mean any and all claims, cross-claims, causes of action, counterclaims, actions, demands, damages, losses, attorneys’ fees, costs, expenses, and liabilities, of whatever nature, whether known or unknown, accrued or unaccrued, direct or indirect, at law or in equity, now existing or that might arise hereafter, including, without limitation, any “claim” as defined in section 101 of the Bankruptcy Code.

1.3.	“Delaware Dismissal Order” shall mean a final judgment in substantially the form attached as Exhibit A.

1.4.	“Dollar” shall mean United States Dollar.

1.5.

“Effective Date” shall mean the later of: (a) the date that the Delaware Bankruptcy Court enters the Approval Order (as defined above) and such order becomes a final non-appealable order; and (b) the date that the Texas Bankruptcy Court enters the Modification Order (as defined below) and such order becomes a final non-appealable order.

1.6.	“Insurers” shall mean the insurers who issued the Insurance Policies.

1.7.

“Insurance Policies” shall mean all of the D&O liability insurance policies issued by various Insurers to Noble, as the named insured, for the policy period August 1, 2014 to August 1, 2024, which are listed on Exhibit B.

1.8.

“Insurance Settlement Agreement Date” shall mean the date pursuant to which all of the Conditions Precedent have been satisfied in the separate settlement agreements between the Insurers, Noble, and the D&O Defendants.

1.9.	“Modification Order” shall mean the order issued by the Texas Bankruptcy Court granting the Motion for Relief.

1.10.

“Noble Bankruptcy Proceedings” shall refer to the jointly administered Chapter 11 cases associated with the lead case styled In re: Noble Corporation PLC, et al., Bankruptcy Case No. 20-33826 (DRJ), in the Texas Bankruptcy Court.

1.11.	“Payments” shall mean the payments made pursuant to Section 2 of this Agreement.

2.	Bankruptcy Court Approval / Payments / Timing of Payments.

2.1.

As soon as reasonably practicable, and no later than five (5) days after the Agreement Date, the Trust shall seek approval of its entry into this Agreement by filing the Settlement Approval Motion with the Delaware Bankruptcy Court.

2.2.

As soon as reasonably practicable, and no later than five (5) days after the Agreement Date, Noble shall seek from the Texas Bankruptcy Court an order modifying the automatic stay concerning the Noble Bankruptcy, to the extent applicable, to allow for the payment of insurance proceeds from the Insurance Policies as set forth herein by filing the Motion for Relief with the Texas Bankruptcy Court.

2.3.

As soon as reasonably practicable, and within seventeen (17) business days of the later of the Insurance Settlement Agreement Date or the Effective Date, Noble and the D&O Defendants shall cause the Insurers to pay to the Paragon Litigation Trust $82,675,000.

2.4.

As soon as reasonably practicable after the Insurers pay the $82,675,000 to the Trust, and in any event within 48 hours of such payment, Noble shall pay to the Trust $7,700,000. Neither Noble nor the D&O Defendants are personally liable to fund the $82,675,000 that is being paid by the Insurers. Upon the payment of such amounts by the Insurers and Noble, Noble shall be deemed to have satisfied all of its financial obligations to the Trust under the Corporate Defendants’ Settlement Agreement, including any obligation to pursue claims against the Insurers.

2.5.

Within five (5) business days of the Trust receiving all of the payments required to be made in this Section 2, it shall file the Delaware Dismissal Order and take reasonable steps to obtain entry of such order as soon as reasonably practicable thereafter.

3.	Taxes. All taxes imposed as a result of this Agreement or the performance hereunder shall be paid by the Party required to do so under applicable law.

4.	Mutual Releases.

4.1.

The Trust, on behalf of itself and its current and former beneficiaries, representatives, litigation trust management, advisors, attorneys, agents, partners, employees, trustees, representatives, predecessors, successors, and assigns, forever unconditionally and irrevocably releases, discharges, and holds harmless the D&O Defendants and their respective representatives, advisors, attorneys, agents, predecessors, successors, and assigns – past, present, and future – from any and all Claims arising out of or based on any act or omission occurring from the beginning of time up to and including the Effective Date, provided, that, any release herein granted on behalf of any person other than the Trust shall be limited to those Claims that are in whole or in part, directly or indirectly, causally-connected to, arising out of, in connection with or related to the Action, including any of the allegations asserted or that could have been asserted therein or with respect to the Spin-Off. For the avoidance of doubt, nothing herein shall limit the scope of the release provided or findings made in the Approval Order.

4.2.

The D&O Defendants forever unconditionally and irrevocably release, discharge, and hold harmless the Trust, its current and former beneficiaries, representatives, litigation trust management, advisors, attorneys, agents, partners, employees, trustees, representatives, predecessors, successors, and assigns – past, present, and future – from any and all Claims arising out of or based on any act or omission occurring from the beginning of time up to and including the Effective Date.

4.3.

The Trust, on behalf of itself and its current and former beneficiaries, representatives, litigation trust management, advisors, attorneys, agents, partners, employees, trustees, representatives, predecessors, successors, and assigns, forever unconditionally and irrevocably releases, discharges, and holds harmless, the Insurers and their representatives, attorneys, agents, partners, employees, predecessors, successors, and assigns from any and all Claims arising out of or based on any act or omission related to any obligations the Insurers might have under the Insurance Policies regarding the Action.

4.4.

The Trust, the D&O Defendants, and Noble acknowledge and agree that they intend to release and discharge the Claims set forth above, irrespective of whether such Claims are known or unknown to any or all Parties, and irrespective of whether such Claims, if actually unknown to a Party, could or could not have been discovered by that Party through the exercise of reasonable diligence. The Trust, the D&O Defendants, and Noble knowingly, voluntarily, intentionally, and expressly waive any and all rights and benefits under any and all laws (including but not limited to statutes, ordinances, administrative regulations, and principles of common law) of any federal, state, province, territory, county, city, municipality, or any other political subdivision of the United States or any foreign country, that would restrict in any fashion the full scope of enforceability of the releases set forth in this Section 4.

4.5.

All rights under Section 1542 of the California Civil Code, or any analogous state or federal law, are hereby expressly WAIVED by the Parties, if applicable, with respect to any of the claims, injuries, or damages described in the releases set forth in Section 4. Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

5.	Condition Precedent. The occurrence of the Effective Date shall be a condition precedent to the effectiveness of this Agreement.

6.

No Admission of Liability. Each Party acknowledges and agrees that this Agreement is a compromise settlement that is not in any respect, for any purpose, to be deemed or construed to be an express or implied admission of any liability or wrongdoing in the Action or otherwise. Neither this Agreement nor the Parties’ compromise negotiations are admissible as evidence in any future proceedings brought by any third parties against any of the Parties.

7.

Representations and Warranties. The Parties represent and warrant that they have the full right and power to grant the releases set forth in this Agreement and have not sold, assigned, transferred, hypothecated, pledged, or encumbered, or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any Claim released pursuant to this Agreement.

8.

Further Assurances. The Parties agree to cooperate as reasonably necessary and to take all reasonable steps to effectuate this Agreement and the dismissal of the Action in accordance with this Agreement.

9.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors-in-interest, heirs and permitted assigns. For the avoidance of doubt, upon the effective date of the Plan, all of Noble’s rights and obligations under this Agreement shall be assumed by Reorganized Parent (as defined in the Plan).

10.

Integrated Agreement. This Agreement constitutes the entire understanding and contract between the Parties with respect to the subject matter referred to herein. Any and all other representations, understandings, covenants, or agreements, whether oral, written, or implied, are merged into and superseded by the terms of this Agreement.

11.

No Oral Modifications. No provision of this Agreement can be waived, modified, amended, or supplemented except in a writing that expressly references this Agreement and is signed by an authorized representative of each Party to be bound.

12.

Notice. All notices that are required or that may be permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by courier, by facsimile, by email, by registered mail, and/or by certified mail, return receipt requested, as follows:

If to the Paragon Litigation Trust:

Tim Daileader

Chief Operating Officer

Drivetrain, LLC

410 Park Avenue

Suite 900

New York, NY 10022

E-mail: tdaileader@drivetrainllc.com

With copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Jeffrey J. Zeiger

Facsimile: (312) 862-2200

E-mail: jzeiger@kirkland.com

If to Noble:

Noble Corporation plc

13135 Dairy Ashford, Suite 800

Sugar Land, TX 77478

Attention: William Turcotte, General Counsel

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, IL 60606

Attention: George Panagakis

Facsimile: (312) 407-8586

E-mail: george.panagakis@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: George Zimmerman

Facsimile: (917) 777-2047

E-mail: george.zimmerman@skadden.com

If to the D&O Defendants:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: George Zimmerman

Facsimile: (917) 777-2047

E-mail: george.zimmerman@skadden.com

Any such notices shall be effective upon receipt by the listed addressees. The Parties may change their addresses for notice purposes by sending a notice of such changes to the other Parties in accordance with the terms of this Section.

13.

Independent Advice. Each Party warrants and represents that it has received independent legal advice from such Party’s attorney with respect to the rights and obligations arising from, and the advisability of executing, this Agreement.

14.

Construction of Ambiguities. Because all Parties have participated in drafting, reviewing, and editing the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this contract shall be applied in any action whatsoever.

15.	Headings. The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any provisions of this document.

16.

Execution. This Agreement may be executed and delivered in any number of counterparts. When each Party has signed and delivered at least one counterpart to all other Parties, each counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same agreement, which shall be binding and effective on the Parties hereto in accordance with the terms of this Agreement as of the date the counterparts are delivered; electronic delivery is acceptable to all Parties. This Agreement may be executed using electronic signatures and exchanged via electronic means, with the same force and effect as original signatures for all purposes.

17.

Enforceability. When effective under the conditions and other terms of this Agreement, this Agreement shall be valid and binding upon the Parties, and shall be fully enforceable against each of them, in accordance with its terms. Any person executing this Agreement on behalf of any Party hereto does hereby personally represent and warrant to the other Party or Parties that he/she has the authority to execute this Agreement on behalf of, and fully bind, such Party.

18.	Governing Law. This Agreement shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of New York.

19.

Third-Party Beneficiaries. Noble Corporation Holdings Ltd, Noble Corporation, Noble FDR Holdings Limited, Noble Holding International Limited, Noble Holding (U.S.) LLC, Noble International Finance Company, Noble Holding International (Luxembourg) S.à r.l., Noble Holding International (Luxembourg NHIL) S.à r.l., the Insurers and the Trust beneficiaries are third-party beneficiaries of this Agreement. Other than the persons and entities referred to in the immediately preceding sentence, there are no third-party beneficiaries of this Agreement.

20.

Retention of Jurisdiction and Choice of Venue. Any dispute arising from or related to this Agreement shall be decided solely and exclusively by the Texas Bankruptcy Court, which shall retain exclusive jurisdiction to hear and determine such dispute. To the extent the Texas Bankruptcy Court determines that it is unable or unwilling to exercise jurisdiction over any such dispute, such dispute shall be decided by the United States District Court for the Southern District of Texas, or if such court determines that it is unable or unwilling to exercise jurisdiction over any such dispute, such dispute shall be brought to a state court located in the

Borough of Manhattan, New York and the Parties shall endeavor to have this matter heard by and/or transferred to the Supreme Court, Commercial Division. The Parties consent to the entry of a final judgment by the Texas Bankruptcy Court in any dispute with respect to the interpretation or enforcement of this Agreement and waive any objections thereto under Article III of the United States Constitution and section 157 of title 28 of the United State Code. The Parties waive their right to a jury trial in connection with any dispute related to or arising out of this Agreement.

21.

Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect. To the extent that any provision of this Agreement is held unenforceable and is not so reformed, the Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

[Remainder of Page Intentionally Left Blank]

Each of the Parties hereby agrees to this Agreement on the date set forth below:

Paragon Litigation Trust		James A. MacLennan

/s/ Tim Daileder
By:	Tim Daileder	/s/ James A. MacLennan
Title:	Authorized Signatory for Drivetrain, LLC as Litigation Trust Management	Date: February 3, 2021
Date:	February 2, 2021

Noble Corporation plc		Mary P. Ricciardello

/s/ Richard Barker		/s/ Mary P. Ricciardello
By:	Richard Barker	Date: February 3, 2021
Title:	Senior Vice President and Chief Financial Officer
Date:	February 3, 2021

Michael A. Cawley		Julie J. Robertson

/s/ Michael A. Cawley		/s/ Julie J. Robertson
Date:	February 3, 2021	Date: February 3, 2021

Julie H. Edwards		David W. Williams

/s/ Julie H. Edwards		/s/ David W. Williams
Date:	February 3, 2021	Date: February 3, 2021

Gordon T. Hall

/s/ Gordon T. Hall
Date:	February 3, 2021

Jon A. Marshall

/s/ Jon A. Marshall
Date:	February 3, 2021

Exhibit A

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re PARAGON OFFSHORE PLC, Debtor.	Chapter 11 Bankr. Case No. 16-10386 (CSS)
PARAGON LITIGATION TRUST, Plaintiff, v.

NOBLE CORPORATION PLC, NOBLE CORPORATION HOLDINGS LTD, NOBLE CORPORATION, NOBLE HOLDING INTERNATIONAL (LUXEMBOURG) S.à r.l., NOBLE HOLDING INTERNATIONAL (LUXEMBOURG NHIL) S.à r.l., NOBLE FDR HOLDINGS LIMITED, NOBLE HOLDING INTERNATIONAL LIMITED, NOBLE HOLDING (U.S.) LLC, NOBLE INTERNATIONAL FINANCE COMPANY, MICHAEL A. CAWLEY, JULIE H. EDWARDS, GORDON T. HALL, JON A. MARSHALL, JAMES A. MACLENNAN, MARY P. RICCIARDELLO, JULIE J. ROBERTSON, and DAVID WILLIAMS,

Defendants.

Adv. Proc. No. 17-51882 (CSS)

FINAL JUDGMENT

Upon consideration of the parties’ settlement of the claims of the Paragon Litigation Trust (the “Trust”) in this lawsuit, it is ORDERED that Counts I – VIII of the First Amended Complaint are dismissed with prejudice. The Trust and the Defendants shall bear their own attorneys’ fees and costs.

Exhibit B

Insurance Policies

Insurer(s)	Policy Number
Chubb Underwriting Agencies Limited for and on behalf of Syndicate 2488 as successor of Syndicate 1882	13DO000474RA (RKH No. D130046)

Certain Underwriters at Lloyds, London	D130047 (RKH No. D130047)

Zurich Insurance Plc / Zurich Insurance Company Ltd.	D130047 (RKH No. D130047)

Great Lakes Insurance SE	097597/01/13 (RKH No. D130049)

HCC International Insurance Company Plc	13G112030104 (RKH No. D130050)

Allianz Risk Transfer AG, Schaan, Zurich Branch (formerly Allianz Risk Transfer AG before the redomiciliation in 2016 of Allianz Risk Transfer AG to Liechtenstein)	CHF000286134 (RKH No. D130051)

Certain Underwriters at Lloyds, London (Navigators)	D130052 (RKH No. D130052)

American International Group UK Limited	B0180D130053 (RKH No. D130053)

Certain Underwriters at Lloyds, London (Starr)	AC6894A13FAA (RKH No. D130383)

Certain Underwriters at Lloyds, London (Barbican/Navigators)	D130384 (RKH No. D130384)